Exhibit (10)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-89775 on Form N-1A of our report dated July 21, 2021, relating to the financial statements and financial highlights of BlackRock Large Cap Focus Growth Fund, Inc. (the “Fund”), appearing in the Annual Report on Form N-CSR of the Funds for the year ended May 31, 2021 and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 21, 2021